Exhibit 99.1

Contact:
David C. Dreyer
Chief Financial Officer
Christopher Schwartz
Vice President, Financial Reporting and Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE REPORTS SECOND QUARTER 2008 RESULTS

SAN DIEGO – (August 6, 2008) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing company and the market leader in all of its business segments today reported revenue of $313 million, a 6% increase from the same quarter last year and a 7% increase from last quarter. Additional highlights include:

•	All three business segments: Nurse & Allied, Locum Tenens and Physician Permanent Placement, experienced organic sequential revenue growth in the second quarter of 2008.

•	Gross margin for the quarter was 26.4%, up 90 basis points from the same quarter last year.

•

Net income for the quarter was $9.4 million, or $0.27 per share, a 4% increase over the $0.26 per share in the same quarter last year and within the Company’s previously-announced guidance range of $0.26 to $0.28 per share.

Susan R. Nowakowski, President and Chief Executive Officer of AMN Healthcare, remarked, “All of our business lines experienced volume and revenue growth during the second quarter, reflecting the solid fundamentals of our industry and execution by our team. This success is further magnified by our ability to improve gross margins and gain modest pricing improvements, despite relatively flat hospital admissions and an overall soft economic environment. AMN’s strategy to offer a diverse product line across a broad client base and our leadership position in the fastest-growing, most profitable segments of the healthcare staffing industry is proving its value to our shareholders.”

For the second quarter of 2008, revenue for the Nurse and Allied healthcare staffing segment was $215.3 million, an increase of 7% from the same quarter last year. The Locum Tenens staffing segment generated revenue of $83.9 million, an increase of 5% from the same quarter last year and the Physician Permanent Placement segment provided revenue of $13.5 million, an increase of 7% from the same quarter last year.

Gross profit for the second quarter of 2008 was $82.5 million, an increase of 10% from the same quarter last year. Gross margin this quarter increased 90 basis points to 26.4% from 25.5% in the same quarter last year reflecting mainly an improved pay-to-bill spread in our nurse and allied staffing segment. Housing costs, which had been trending higher for several quarters, remained flat in the second quarter as a percentage of revenue compared to the same quarter last year.

Selling, general and administrative (“SG&A”) expenses increased to 19.2% of revenue in the second quarter of 2008 from 18.2% in the same quarter last year. The increase was due mostly to higher insurance costs and bad debt expense associated with a client bankruptcy in our locum tenens staffing business as well as expenses in support of strategic initiatives to further diversify and augment our future growth. Despite the increase in SG&A this quarter, diluted earnings per share grew 4% to $0.27 compared to the same quarter last year due to the higher revenue and improvement in gross margin.

Revenue and Earnings Guidance for Third Quarter and Full Year 2008

Based on trends experienced in the first month of the third quarter and taking into account expected seasonal patterns for the third and fourth quarters, the Company reaffirmed its projected earnings per share growth of 11% to 16% over 2007 and revised its projected revenue growth for the full year 2008 to 6% to 8%. For the third quarter of 2008, the Company expects revenue to range from $320 million to $323 million and diluted earnings per share to range from $0.31 to $0.33.

Nowakowski added, “We expect all of our business segments to continue to drive both year-over-year and sequential quarterly revenue growth in the third quarter. Just as important, we also expect gross margins to remain relatively stable and, with continued improvements in operational efficiency, we expect to grow earnings at a stronger pace than revenue.”

Stock Repurchase Program Update

The Company is authorized to purchase up to $38 million of its outstanding common stock in the open market through March 31, 2009. The Company initiated the share buyback during the second quarter of 2008 and purchased 368,000 shares of its common stock for approximately $6.4 million, or $17.49 per share. Diluted shares outstanding at June 30, 2008 were approximately 34.3 million.

Company Summary

AMN Healthcare Services, Inc. is the largest healthcare staffing company in the United States and the largest nationwide provider in all four of its business lines: travel nurse staffing, locum tenens staffing (temporary physician staffing), physician permanent placement services and travel allied staffing. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare settings throughout the United States. For more information, visit www.amnhealthcare.com.

Conference Call on August 6, 2008

AMN Healthcare Services, Inc.’s second quarter 2008 conference call will be held on Wednesday, August 6, 2008, at 5:00 p.m., Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888) 428-4480 in the U.S. or (651) 291-5254 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available at 7:30 p.m. Eastern Time on August 6, 2008, and can be accessed until August 20, 2008 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 931165.

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (“GAAP”), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the Company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the revenue and earnings guidance for the third quarter and full year of 2008, and Ms. Nowakowski’s comments, including those regarding future growth in revenue and earnings. The Company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause the Company’s actual results to differ materially from those implied by the forward-looking statements in this earnings release: the Company’s ability to continue to recruit qualified temporary and permanent healthcare professionals at reasonable costs; the Company’s ability to retain qualified temporary healthcare professionals for multiple assignments at reasonable costs; the Company’s ability to attract and retain sales and operational personnel; the Company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the Company and to secure orders related to those contracts; the Company’s ability to demonstrate the value of its services to its healthcare and facility clients; the Company’s ability to maintain and enhance the brand identities it has developed, at reasonable costs; changes in the timing of hospital, healthcare facility and physician practice group clients’ orders for temporary healthcare professionals; the general level of patient occupancy and utilization of services at hospital and healthcare facility clients’ facilities, including the potential impact on such utilization caused by adoption of alternative modes of healthcare delivery, which utilization may influence demand for the Company’s services; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the Company places temporary healthcare professionals; the Company’s ability to successfully design its strategic growth, acquisition and integration strategies and to implement those strategies, including integration of acquired companies’ accounting, management information, human resource and other administrative systems, and implementation or remediation of controls, procedures and policies at acquired companies; the Company’s ability to leverage its cost structure; access to and undisrupted performance of the Company’s management information and communication systems, including use of the Internet, and candidate and client databases and payroll and billing software systems; the Company’s ability to keep its web sites operational at a reasonable cost and without service interruptions; the effect of existing or future government legislation and regulation; the Company’s ability to grow and operate its business in compliance with legislation and regulations, including regulations that may affect the Company’s clients and, in turn, affect demand for the Company’s services; the challenge to the classification of certain of the Company’s healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against the Company; the disruption or adverse impact to the Company’s business as a result of a terrorist attack or breach of security of our data systems; the Company’s ability to carry out its business strategy and maintain sufficient cash flow and capital structure to support its business; the loss of key officers and management personnel that could adversely affect the Company’s ability to remain competitive; the effect of recognition by the Company of an impairment to goodwill; and the effect of adjustments by the Company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this earnings release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and its Current Reports on Form 8-K. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this earnings release are likely to cause these statements to become outdated with the passage of time. The Company does not intend, however, to update the guidance provided today prior to its next earnings release.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Chg	2008	2007	% Chg
Revenue	$312,691	$293,912	6.4%	$606,284	$577,856	4.9%
Cost of revenue	230,153	218,953	5.1%	446,291	430,392	3.7%

Gross profit	82,538	74,959	10.1%	159,993	147,464	8.5%

	26.4%	25.5%		26.4%	25.5%
Operating expenses:
Selling, general and administrative	60,117	53,520	12.3%	115,220	106,571	8.1%
	19.2%	18.2%		19.0%	18.4%
Depreciation and amortization	3,738	2,857	30.8%	7,088	5,486	29.2%

Total operating expenses	63,855	56,377	13.3%	122,308	112,057	9.1%

Income from operations	18,683	18,582	0.5%	37,685	35,407	6.4%
	6.0%	6.3%		6.2%	6.1%
Interest expense, net	2,660	3,124	-14.9%	5,471	6,458	-15.3%

Income before income taxes	16,023	15,458	3.7%	32,214	28,949	11.3%
Income tax expense	6,656	6,212	7.1%	13,331	11,509	15.8%

Net income	$9,367	$9,246	1.3%	$18,883	$17,440	8.3%

	3.0%	3.1%		3.1%	3.0%
Net income per common share:
Basic	$0.28	$0.27	3.7%	$0.56	$0.50	12.0%

Diluted	$0.27	$0.26	3.8%	$0.55	$0.49	12.2%

Weighted average common shares outstanding:
Basic	33,833	34,723	-2.6%	33,832	34,681	-2.4%

Diluted	34,308	35,273	-2.7%	34,244	35,278	-2.9%

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2008	% of Rev	2007	% of Rev	2008	% of Rev	2007	% of Rev
Revenue
Nurse and allied healthcare staffing	$215,342		$201,322		$419,327		$401,297
Locum tenens staffing	83,857		79,937		160,210		151,342
Physician permanent placement services	13,492		12,653		26,747		25,217

	$312,691		$293,912		$606,284		$577,856

Adjusted EBITDA(1)
Nurse and allied healthcare staffing	$16,692	7.8%	$13,635	6.8%	$32,173	7.7%	$27,366	6.8%
Locum tenens staffing	4,247	5.1%	7,040	8.8%	9,902	6.2%	11,058	7.3%
Physician permanent placement services	3,864	28.6%	2,923	23.1%	7,203	26.9%	6,423	25.5%

	24,803	7.9%	23,598	8.0%	49,278	8.1%	44,847	7.8%
Depreciation and amortization	3,738		2,857		7,088		5,486
Stock-based compensation	2,382		2,159		4,505		3,954
Interest expense, net	2,660		3,124		5,471		6,458

Income before income taxes	16,023		15,458		32,214		28,949
Income tax expense	6,656		6,212		13,331		11,509

Net income	$9,367		$9,246		$18,883		$17,440

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Chg	2008	2007	% Chg
Gross Margin
Nurse and allied healthcare staffing	24.5%	23.3%		24.3%	23.3%
Locum tenens staffing	25.8%	25.6%		26.3%	25.4%
Physician permanent placement services	59.7%	60.0%		60.6%	61.6%
Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment(2)	7,207	7,017	2.7%	7,047	7,024	0.3%
Revenue per traveler per day(3)	$328.35	$315.28	4.1%	$326.95	$315.65	3.6%
Gross profit per traveler per day(3)	$80.52	$73.49	9.6%	$79.30	$73.52	7.9%
Locum tenens staffing
Days filled(4)	57,859	57,602	0.4%	110,558	109,901	0.6%
Revenue per day filled(4)	$1,449.33	$1,387.75	4.4%	$1,449.10	$1,377.08	5.2%
Gross profit per day filled(4)	$374.62	$355.01	5.5%	$380.50	$350.02	8.7%

	As of June 30,
	2008	2007
Leverage Ratio(5)	1.6	1.8

(1)	Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the Company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the Company’s performance because it believes that adjusted EBITDA more accurately reflects the Company’s results, as it excludes certain items, in particular stock-based compensation charges that management believes are not indicative of the Company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(2)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(3)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the Company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(4)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the Company’s locum tenens staffing segment divided by days filled for the period presented.

(5)	Leverage ratio represents the ratio of the total debt outstanding at the end of the period to the Adjusted EBITDA for the past twelve months.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2008	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$8,356	$7,835	$18,495
Accounts receivable, net	198,201	199,091	184,741
Income taxes receivable	1,049	—	—
Deferred income taxes, net	28,081	28,081	28,084
Other current assets	15,584	14,938	11,631

Total current assets	251,271	249,945	242,951
Fixed assets, net	25,326	25,246	24,600
Goodwill, net	252,823	252,823	241,266
Intangible assets, net	125,254	126,418	113,535
Other assets	12,048	11,198	11,274

Total assets	$666,722	$665,630	$633,626

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$2,786	$6,617	$—
Accounts payable and accrued expenses	28,987	28,624	22,231
Accrued compensation and benefits	48,855	47,328	43,446
Income taxes payable	—	3,159	2,925
Revolving credit facility	24,500	13,500	—
Current portion of notes payable	15,427	15,339	26,616
Deferred revenue	8,006	8,322	7,647
Other current liabilities	17,109	25,652	25,691

Total current liabilities	145,670	148,541	128,556
Notes payable, less current portion	113,771	117,628	120,352
Deferred income taxes, net	69,706	70,637	71,092
Other long-term liabilities	41,201	41,806	37,498

Total liabilities	370,348	378,612	357,498

Stockholders’ equity	296,374	287,018	276,128

Total liabilities and stockholders’ equity	$666,722	$665,630	$633,626

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net cash provided by operating activities	$11,883	$16,251	$28,756	$33,493
Net cash used in investing activities	(11,064)	(7,983)	(44,465)	(10,114)
Net cash provided by (used in) financing activities	(345)	(984)	5,589	(10,288)
Effect of exchange rates on cash	47	22	(19)	14

Net increase (decrease) in cash and cash equivalents	521	7,306	(10,139)	13,105
Cash and cash equivalents at beginning of period	7,835	10,221	18,495	4,422

Cash and cash equivalents at end of period	$8,356	$17,527	$8,356	$17,527